EXECUTION COPY

MACQUARIE BANK LIMITED
1 Martin Place
Sydney NSW 2000
Australia

May 18, 2007

Macquarie Infrastructure Company LLC
Macquarie Infrastructure Company Inc.
125 West 55th Street
New York, New York 10019

Attention:	Francis T. Joyce Chief Financial Officer

COMMITMENT LETTER
$330,000,000 AMENDED AND RESTATED REVOLVING CREDIT FACILITY

Ladies and Gentlemen:

You have advised us that Macquarie Infrastructure Company LLC (“Holdings”) and Macquarie Infrastructure Company Inc. (“Macquarie” and together with Holdings, collectively, the “Company”) desire to increase to $330,000,000 the total aggregate amount of commitments under that certain Amended and Restated Revolving Credit Agreement, dated as of May 9, 2006 (the “Existing Credit Facility”), by and among Macquarie, as borrower, Holdings, the Lenders and issuers party thereto and Citicorp North America, Inc., as administrative agent, which will require an additional amendment and restatement of the Existing Credit Facility (the “Amended Facility”) on the terms and subject to the conditions set forth in the Amended Revolving Credit Facility Term Sheet attached hereto as Exhibit A (“Exhibit A” and, together with this letter, this “Commitment Letter”). The Amended Facility shall consist of two tranches: (a) a tranche in an aggregate amount of US$300,000,000 (the “Revolving Tranche”) and (b) a tranche in an aggregate principal amount of US$30,000,000 (the “San Jose FBO Tranche”).

Subject to the terms and conditions described in this Commitment Letter, Macquarie Bank Limited (“Macquarie Bank” or “we” or “us”), is pleased to inform you of Macquarie Bank’s commitment to provide the Company the full principal amount of the San Jose FBO Tranche (which is in addition to Macquarie Bank’s existing commitment under the Existing Credit Facility), subject to the terms and conditions set forth in this Commitment Letter.

Section 1. Conditions Precedent.

The commitment and other obligations of Macquarie Bank hereunder are subject to:

(a) the preparation, execution and delivery of loan documentation with respect to the Amended Facility, including, without limitation, a further amended and restated credit agreement, security agreements, guaranties and other agreements, incorporating substantially the terms and conditions outlined in this Commitment Letter and reasonably satisfactory to Macquarie Bank (the “Operative Documents”);

(b) the absence of any material adverse change in the operations, assets, financial condition or business of the Company and its subsidiaries, taken as a whole, since December 31, 2006;

(c) the accuracy and completeness on the effectiveness of the Amended Facility of all representations that the Company makes to Macquarie Bank and all information that the Company furnishes to Macquarie Bank;

(d) the Company’s compliance with the terms of this Commitment Letter, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter;

(e) the satisfaction by the Company of the other conditions precedent to the initial funding of the Amended Facility contained in Exhibit A; and

(f) the receipt of consents in respect of the transactions contemplated hereby duly executed and delivered by each of Citigroup North America, Inc., Credit Suisse, Merrill Lynch Capital Corporation and WestLB AG, New York Branch.

Section 2. Commitment Termination.

Macquarie Bank’s commitment and its other obligations set forth in this Commitment Letter will terminate on the earlier of (i) the date the Operative Documents become effective and (ii) July 31, 2007. Before such date, Macquarie Bank may terminate this Commitment Letter if any event occurs or information has become available that, in its reasonable judgment, results in, or is likely to result in, the failure to satisfy any condition set forth in Section 1.

Section 3. Indemnification.

The Company hereby indemnifies and holds harmless Macquarie Bank and its affiliates and their respective directors, officers, employees, agents, advisors and representatives (each an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and reasonable and documented expenses whatsoever (including, without limitation, reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Amended Facility, or any due diligence investigation conducted in connection with the Amended Facility, except to the extent such claim, damage, loss, penalty, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Company, any of your or the Company’s directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the Amended Facility or the transactions contemplated hereby or thereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings), and the Company, on behalf of itself and any person claiming through the Company, hereby releases and holds harmless each Indemnified Party from all such liability.

The indemnity and reimbursement obligations of the Company hereunder shall be in addition to any other liability the Company may otherwise have to an Indemnified Party and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Party.

Section 4. Costs and Expenses.

The Company agrees to pay, or reimburse Macquarie Bank for, all reasonable and documented out-of-pocket costs and expenses (whether incurred before or after the date hereof) incurred by Macquarie Bank in connection with its due diligence and the documentation, negotiation and execution of the definitive documentation for the Amended Facility (including, without limitation, reasonable and documented fees and expenses of a single legal counsel retained by the Administrative Agent, it being understood that the fees of such legal counsel will not be greater than $30,000 in the aggregate when taken together with fees relating to transactions between the Company and Macquarie Bank and any other Lenders that may be closed simultaneously with the closing of the Amended Facility). Unless otherwise agreed by Macquarie Bank and the Company with respect to any specific out-of-pocket expenses, Macquarie Bank will submit monthly invoices to the Company with respect to such costs and expenses incurred or paid by Macquarie Bank. Payment of the invoiced amount will be due within 30 days of delivery of the related invoice. Macquarie Bank will not be responsible for any fees or commissions payable to finders or to financial or other advisors utilized by either Holdings or Macquarie or to any potential Amended Facility lenders or other participants in the Amended Facility or the transactions contemplated thereby, and no fee or other compensation payable to any other advisor or person shall reduce or otherwise affect the amounts payable to Macquarie Bank hereunder. The Company shall be responsible for the fees and expenses of its professional and other advisors (including any consultants or advisors jointly retained by the Company and Macquarie Bank).

The Company also agrees to pay all reasonable and documented costs and expenses of Macquarie Bank (including, without limitation, the reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of Macquarie Bank’s rights and remedies hereunder.

It is understood and agreed that Macquarie Bank shall receive fees with respect to its commitment hereunder and its agreement to perform the services described herein that are no less than any other Lender.

Section 5. Payments.

All payments by the Company hereunder shall (i) be made in U.S. Dollars in New York, New York, (ii) be non-refundable when paid and (iii) not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. If the Company is required by law to deduct any such taxes, levies, imposts, deductions, charges or withholdings from or in respect of any sum payable to Macquarie Bank, the Company shall promptly pay the amount deducted to the relevant authorities and the Company hereby indemnifies Macquarie Bank for any loss, cost, expense or other liability suffered by Macquarie Bank by reason of any failure to make such deductions or make payment to the relevant authorities.

Section 6. Confidentiality.

By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company’s confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company’s and its parent company’s and its manager’s officers, directors, employees, accountants, attorneys, agents and other advisors (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that (i) the Company may disclose the existence and the terms hereof to the extent required, in the opinion of the Company’s counsel, by applicable law and (ii) following the Company’s acceptance of the provisions hereto as provided below and its return of an executed counterpart of this Commitment Letter to Macquarie Bank, the Company may make public disclosure of the existence and amount of Macquarie Bank’s commitment hereunder.

We acknowledge that this letter agreement constitutes “Confidential Information” under and as defined in that certain Confidentiality Agreement, dated as of June 1, 2005, by and between Macquarie and Macquarie Bank and is subject to the terms thereof.

Notwithstanding any other provision in this Commitment Letter, Macquarie Bank confirms that the Company and the Company Representatives shall not be limited from disclosing the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby.

Section 7. Representations and Warranties of the Company.

The Company represents and warrants that (i) all information (other than financial projections) that has been or will hereafter be made available to Macquarie Bank by the Company or any of its representatives (including information available through the Company’s website) in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by the Company and made available to Macquarie Bank have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized). If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement the information and projections so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances.

In providing this Commitment Letter, Macquarie Bank will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of the Company and its affiliates without responsibility for independent verification thereof.

Section 8. No Third Party Reliance, Etc.

The agreements of Macquarie Bank hereunder are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Macquarie Bank’s prior written consent. This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

The Company acknowledges that Macquarie Bank and/or one or more of its affiliates may be providing financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Company’s interests. Consistent with Macquarie Bank’s policy to hold in confidence the affairs of its customers, neither Macquarie Bank nor any of its affiliates will furnish confidential information obtained from the Company to any of Macquarie Bank’s other customers. Furthermore, neither Macquarie Bank nor any of its affiliates will make available to the Company confidential information that Macquarie Bank obtained or may obtain from any other person.

Section 9. Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The parties hereto irrevocably and unconditionally submit to the nonexclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction such party is or may be subject by suit upon judgment.

This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original, executed counterpart of this Commitment Letter. The Company’s obligations under this letter agreement (other than those set forth in Sections 3-5) shall automatically terminate and be superseded by the definitive Operative Documents upon the effectiveness thereof. The Company acknowledges that information and documents relating to the Amended Facility may be transmitted through lntraLinks™, the internet or similar electronic transmission systems. All obligations of the Company under this Commitment Letter are joint and several obligations of Holdings and Macquarie.

Section 10. Waiver of Jury Trial.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated by this Commitment Letter or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter.

Section 11. Patriot Act.

Macquarie Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies the Borrower (as defined in Exhibit A), which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender under the Amended Facility.

[Signature Pages Follow.]

Please indicate acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning this to John Anthony on behalf of Tim Hallam, of Macquarie Bank Limited, at 125 west 55th street, level 10, New York, New York 10019 (telecopier: 212 231 1717) at or before 5:00 p.m. (New York City time) on May 18, 2007, the time at which the commitment and other obligations of Macquarie Bank set forth above (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

MACQUARIE BANK LIMITED

By: /s/ Mardi Garrett
Name: Mardi Garrett
Title: Associate Director

By: /s/ Tim Hallam
Name: Tim Hallam
Title: Associate Director

ACCEPTED this ___ day of May, 2007

MACQUARIE INFRASTRUCTURE
COMPANY LLC

By:  /s/ Francis T. Joyce
Name:
Title:

MACQUARIE INFRASTRUCTURE
COMPANY INC.

By:  /s/ Francis T. Joyce
Name:
Title:

EXHIBIT A

Macquarie Infrastructure Company Inc.
Amended Revolving Credit Facility
Term Sheet

This Term Sheet is an outline of the proposed terms and conditions for an increase in the existing Revolving Credit Facility for Macquarie Infrastructure Company Inc. This Term Sheet is confidential and may not be released to (except as required by law) or relied upon by third parties without express written authorization from Macquarie Infrastructure Company Inc. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in that certain Amended and Restated Credit Agreement, dated as of May 9, 2006 (the “Existing Credit Agreement”), by and among Macquarie Infrastructure Company Inc. (d/b/a Macquarie Infrastructure Company (US)), as Borrower, Macquarie Infrastructure Company LLC, as Holdings, the Lenders and Issuers party thereto and Citicorp North America, Inc., as Administrative Agent.

General

Borrower:	Macquarie Infrastructure Company Inc. (unchanged from Existing Credit Agreement).

Amended Facility:
The Revolving Credit Facility will be increased to an aggregate amount of US$330 million. The Amended Facility shall consist of two tranches: (i) a tranche in an aggregate amount of US$300 million (the “Revolving Tranche”) and (ii) a tranche in an aggregate amount of US$30 million (the “San Jose FBO Tranche”). Amounts borrowed and repaid under the Revolving Tranche shall be available to be reborrowed. Amounts borrowed and repaid under the San Jose FBO Tranche shall not be available to be reborrowed.

Guarantor:	Macquarie Infrastructure Company LLC (unchanged from Existing Credit Agreement).

MIC Group:	Macquarie Infrastructure Company LLC and its subsidiaries.

Security:
Unchanged from Existing Credit Agreement. Existing Lenders (as defined below) and New Lenders (as defined below) will rank pari passu across both the Revolving Tranche and the San Jose FBO Tranche such that all Collateral will be shared by all Lenders.

Closing Date:
The date on which an amended and restated Existing Credit Agreement (the “Amended Credit Agreement”) (and such amendments as may be necessary to any other Loan Documents) is executed incorporating the terms set forth herein.

San Jose FBO Tranche Commitment Termination:
The earlier of (i) March 31, 2008; (ii) notification that a purchase agreement has been entered into in respect of the San Jose fixed base operation (the “San Jose FBO”) with another party other than the Borrower or a subsidiary thereof or the Borrower has elected not to proceed with the acquisition of the San Jose FBO; and (iii) execution of an equity offering.

Purpose:
With respect to (a) the San Jose FBO Tranche, loans shall be available only to fund the acquisition in whole or in part of the San Jose FBO, and/ or Mercury (the “Specific Acquisition”) and (b) the Revolving Tranche, unchanged from that contemplated by the Existing Credit Agreement.

Lenders:
Lenders under the Existing Credit Agreement (the “Existing Lenders”) and other banks and financial institutions acceptable to the Borrower (the “New Lenders” and together with the Existing Lenders, the “Lenders”). With respect to the San Jose FBO Tranche, the Lenders shall initially be comprised of Macquarie Bank Limited.

Facility Agent:	Unchanged from the Existing Credit Agreement: Citigroup North America Inc.

Facility Agent Fee:	Unchanged from the Existing Credit Agreement.
Terms

Interest:
At the Borrower’s option, the outstanding loans under the Amended Credit Agreement will bear interest at the Base Rate or LIBOR plus the Applicable Margin per annum as in effect from time to time and set forth below for such type of loan. “Applicable Margin” means (a) for so long as the Additional Tranche Committed Amount (as defined below) is greater than zero: (i) for the six month period commencing on the Closing Date, 2.00% per annum with respect to loans bearing interest at LIBOR and 1.00% per annum with respect to loans bearing interest at the Base Rate, and (ii) from and after the six month anniversary of the Closing Date through the end of the term, 2.50% per annum with respect to loans bearing interest at LIBOR and 1.50% per annum with respect to loans bearing interest at the Base Rate and (b) at such time as the Additional Tranche Committed Amount is equal to zero, 1.25% per annum with respect to loans bearing interest at LIBOR and 0.25% per annum with respect to loans bearing interest at the Base Rate.

”Additional Tranche Committed Amount” means, as of any date of determination, the sum of (a) the unused commitments of the Lenders under the San Jose FBO Tranche plus (b) the outstanding loans owed to the Lenders under the San Jose FBO Tranche.

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Interest Period:	Unchanged from Existing Credit Agreement.

Interest Payment Date:	Unchanged from Existing Credit Agreement.

Default Rate:	Unchanged from Existing Credit Agreement.

Commitment Fee:
On new and existing commitments: A rate per annum equal to 20% of LIBOR Applicable Margin in effect from time to time payable quarterly in arrears on the average daily unused portion of the Amended Facility.

Drawing/Issuances:
The Amended Facility shall be available on substantially the same terms and conditions as in the Existing Credit Agreement. The Revolving Tranche shall be drawn first, except to the extent of the amount available to be used under the Revolving Tranche for general corporate purposes (the “Working Capital Sublimit”).

Prepayments:
The Borrower shall have the option to, and shall be required to, prepay amounts outstanding under the Amended Facility on the same terms as those contained in the Existing Credit Agreement; provided that the proceeds of any prepayment shall be applied first to the San Jose FBO Tranche and second to repay amounts outstanding under the Revolving Tranche.

Cancellation:	The Borrower shall have the option to cancel the undrawn commitments under the Amended Facility on the same terms as those contained in the Existing Credit Agreement.

Representations & Warranties
Unchanged from Existing Credit Agreement except Section 4.4 and Section 4.5 will be updated to reference 12/31/06 audit accounts for the MIC Group. All representations and warranties will be “brought down” on the Closing Date.

Covenants
The affirmative, reporting, negative and financial covenants of the Borrower and the Guarantor will be limited to and on the same terms as those set forth in the Existing Credit Agreement except that:

(a) The Borrower and the Guarantor shall agree not to incur Financial Covenant Debt other than under this Amended Credit Agreement until the Additional Tranche Committed Amount shall equal $0.

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(b) The Leverage Ratio covenant will be amended from 5.6x Max to 6.8x Max for quarters ending 30 June, 2007 through and including 31 March, 2008. At such time as the Additional Tranche Committed Amount shall be equal to zero, the Leverage Ratio covenant shall revert to 5.6x Max.

For the avoidance of doubt, the Interest Coverage Ratio covenant shall remain unchanged from the Existing Credit Agreement at 2x Min.

Conditions Precedent	Unchanged from Existing Credit Agreement.

Events of Default	Unchanged from Existing Credit Agreement.

Other	Unchanged from Existing Credit Agreement.

New Lender Deliverables at Closing:
New Lenders and Existing Lenders (where applicable) will become parties to the Collateral Letter and will ratify/approve the execution of the GMAC Consent and agree to be bound by the terms of such consent.

Lender Counsel:	Weil, Gotshal & Manges LLP

Bank Meeting:	Officers of MIC will be available to participate in a bank meeting to assist in syndication of the Amended Facility.

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